Exhibit 99.4

Investor Contact:	emc_ir@emc.com

Press Contact:	Katryn McGaughey
508-293-7717
katryn.mcgaughey@emc.com

EMC Pre-Announces Third-Quarter Financial Results

EMC To Host Live Investor Webcast Today at 7:45 AM ET

HOPKINTON, Mass. – October 12, 2015 – EMC Corporation (NYSE:EMC) today announced preliminary third-quarter 2015 results: consolidated revenue is expected to be between $6.05 and $6.08 billion. GAAP earnings per weighted average diluted share is expected to be approximately $0.25. Non-GAAP earnings per weighted average diluted share is expected to be approximately $0.431.

Zane Rowe, EMC Corporation CFO, said, “During Q3, thanks to the hard work of the team, we continued to generate positive momentum in our IT transformation-focused businesses such as Pivotal, VMware and our emerging storage portfolio. We also experienced a higher than expected build in unshipped storage product orders of approximately $100 million due to the timing of bookings in the third quarter; this impacted GAAP and non-GAAP EPS by approximately $0.02.”

In addition, Dell Inc. and EMC Corporation today announced they have signed a definitive agreement under which Dell, together with its owners, Michael S. Dell, founder, chairman and chief executive officer of Dell, MSD Partners and Silver Lake, the global leader in technology investing, will acquire EMC Corporation, while maintaining VMware as a publicly-traded company.

A live webcast for investors will be held this morning at 7:45 a.m. ET to review today’s news. Visit the EMC Investor Relations website (http://www.emc.com/ir) for the archived conference call recording.

EMC will discuss further details about third-quarter 2015 results during its previously scheduled earnings call at 8:30 a.m. ET on Wednesday, October 21.

Given this morning’s announcement regarding EMC’s entry into a definitive merger agreement, the company will no longer be providing outlook for its 2015 financial results.

Resources

•	To access today’s webcast at 7:45 a.m. ET, visit the EMC Investor Relations website

•	A replay of today’s webcast will be available on the EMC Investor Relations website

•	Visit the VMware Investor Relations website for more detail on its preliminary third-quarter 2015 results

About EMC

EMC Corporation is a global leader in enabling businesses and service providers to transform their operations and deliver IT as a service. Fundamental to this transformation is cloud computing. Through innovative products and services, EMC accelerates the journey to cloud computing, helping IT departments to store, manage, protect and analyze their most valuable asset – information – in a more agile, trusted and cost-efficient way. Additional information about EMC can be found at www.EMC.com.

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[1]	Excluded from the non-GAAP earnings per weighted average diluted share for the third quarter of 2015 are $0.10 of stock-based compensation expense, $0.03 of intangible asset amortization, $0.04 restructuring and acquisition and other related charges. A benefit of the U.S. research and development (“R&D”) tax credit for the third quarter of 2015 of $0.01 is included in the non-GAAP results for the third quarter of 2015 as if the credit had been enacted.

EMC is a trademark of EMC Corporation in the United States and/or other countries. All other trademarks used are the property of their respective owners.

Disclosure Regarding Forward Looking Statements

This press release contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). EMC disclaims any obligation to update any such forward-looking statements after the date of this press release.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.

Use of Non-GAAP Financial Measures

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of EMC’s performance or liquidity, should be considered in addition to, not as a substitute for, measures of EMC’s financial performance or liquidity prepared in accordance with GAAP. EMC’s non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how EMC defines its non-GAAP financial measures in this release.

Where specified in the release (a) certain items (including, where noted, amounts relating to stock-based compensation expense, intangible asset amortization, restructuring charges and acquisition and other related charges) are excluded from the non-GAAP financial measures and (b) a benefit for the R&D tax credit for the third quarter of 2015 is included in the non-GAAP financial measures for the third quarter of 2015.

EMC’s management uses the non-GAAP financial measures in this release to gain an understanding of EMC’s comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects and includes the benefit of the R&D tax credit in, and excludes the above-listed items from, its internal financial statements for purposes of its internal budgets and each reporting segment’s financial goals. These non-GAAP financial measures are used by EMC’s management in their financial and operating decision-making because management believes they reflect EMC’s ongoing business in a manner that allows meaningful period-to-period comparisons. EMC’s management believes that these non-GAAP financial measures provide useful information to investors and others (a) in understanding and evaluating EMC’s current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner the Company’s current financial results with the Company’s past financial results.

All of the non-GAAP financial measures have limitations. Specifically, the non-GAAP financial measures that exclude the items noted above do not include all items of income and expense that affect EMC’s operations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on EMC. Management compensates for these limitations by also considering EMC’s financial results as determined in accordance with GAAP.